Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1/A (No. 333- 290562) of our report dated April 16, 2024, relating to the audit of the consolidated balance sheet of Northann Corp. as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2023 and the related notes (collectively referred to as the “financial statements”) which appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

We also consent to the Company’s reference to WWC, P.C., Certified Public Accountants, as experts in accounting and auditing under the caption “Experts” in such Registration Statement.

San Mateo, California October 24th, 2025	WWC, P.C. Certified Public Accountants PCAOB ID: 1171